UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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EMERSON RADIO CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 19, 2008
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 19, 2008
VOTING PROCEDURES AND REVOCABILITY OF PROXIES
PROPOSAL I: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BOARD OF DIRECTORS AND COMMITTEES
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF MOORE STEPHENS, P.C. AS INDEPENDENT AUDITORS OF EMERSON FOR THE FISCAL YEAR ENDING 2009
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF MOORE STEPHENS, P.C. AS INDEPENDENT AUDITORS OF EMERSON FOR THE FISCAL YEAR ENDING MARCH 31, 2009
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER COMMUNICATIONS AND PROPOSALS
PERSONS MAKING THE SOLICITATION
OTHER MATTERS
FINANCIAL STATEMENTS

EMERSON RADIO CORP.
NINE ENTIN ROAD
P.O. BOX 430
PARSIPPANY, NEW JERSEY 07054-0430
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 19, 2008
Dear Stockholder:
          As a stockholder of Emerson Radio Corp., you are hereby given notice of and invited to attend in person or by proxy our 2008 Annual Meeting of Stockholders to be held at the offices of our counsel, Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068 on Friday, September 19, 2008, at 10:00 a.m. (local time).
          At this year’s stockholders’ meeting, you will be asked to (i) elect eight directors to serve for a one-year term, (ii) ratify the appointment of Moore Stephens, P.C. as our independent registered public accountants for the fiscal year ending March 31, 2009 and (iii) transact such other business as may properly come before the meeting and any adjournment(s) thereof. Our Board of Directors unanimously recommends that you vote FOR the directors nominated and the ratification of Moore Stephens, P.C. Accordingly, please give careful attention to these proxy materials.
          Only holders of record of our common stock as of the close of business on August 8, 2008, are entitled to notice of and to vote at our annual meeting and any adjournment(s) thereof. Our transfer books will not be closed.
          You are cordially invited to attend the annual meeting. Whether you expect to attend the annual meeting or not, please vote, sign, date and return in the self-addressed envelope provided the enclosed proxy card as promptly as possible. If you attend the annual meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.
By Order of the Board of Directors,
/s/  Andrew L. Davis
Andrew L. Davis
Secretary
Parsippany, New Jersey
August 22, 2008
YOUR VOTE IS IMPORTANT.
PLEASE EXECUTE AND RETURN PROMPTLY THE
ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

EMERSON RADIO CORP.
Nine Entin Road
P.O. Box 430
Parsippany, New Jersey 07054-0430

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 19, 2008

To Our Stockholders:
          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Emerson Radio Corp., a Delaware corporation, to be used at our Annual Meeting of Stockholders to be held at the offices of our counsel, Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068 on Friday, September 19, 2008, at 10:00 a.m. (local time), or at any adjournment or adjournments thereof. Our stockholders of record as of the close of business on August 8, 2008, are entitled to vote at our annual meeting. We expect to begin mailing this proxy statement and the enclosed proxy card to our stockholders on or about August 22, 2008.
VOTING PROCEDURES AND REVOCABILITY OF PROXIES
          The accompanying proxy card is designed to permit each of our stockholders as of the record date to vote on each of the proposals properly brought before the annual meeting. As of the record date, there were 27,129,832 shares of our common stock, par value $.01 per share, issued and outstanding and entitled to vote at the annual meeting. Each outstanding share of our common stock is entitled to one vote.
          The holders of a majority of our outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained. Assuming that a quorum is present, directors will be elected by a plurality vote and the ten nominees who receive the most votes will be elected. There is no right to cumulate votes in the election of directors. The ratification of the appointment of Moore Stephens, P.C. as our independent registered public accountants for the fiscal year ending March 31, 2009 will require the affirmative vote of a majority of the shares present and entitled to vote with respect to such proposal.
          Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present and do not have an effect on the election of directors. Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a “no” vote on all other matters. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage of votes needed for approval of a matter. As of the record date, The Grande Holdings Limited (“Grande Holdings”) had the indirect power to vote approximately 57.6% of the outstanding shares of our common stock, and Grande Holdings has advised us that they intend to attend the annual meeting and intend to vote in favor of each of the proposals. As a result, we expect that we will have a quorum present at the annual meeting and that each of the proposals will be approved. Holders of our common stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the annual meeting.
          The accompanying proxy card provides space for you to vote in favor of, or to withhold voting for: (i) the nominees for the Board of Directors and (ii) the ratification of the appointment of Moore Stephens, P.C. as independent registered public accountants of Emerson for the fiscal year ending March 31, 2009. Our Board of Directors urges you to complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid for mailing in the United States.
          When a signed proxy card is returned with choices specified with respect to voting matters, the proxies designated on the proxy card will vote the shares in accordance with the stockholder’s instructions. The proxies we have designated for the stockholders are Greenfield Pitts and Andrew L. Davis. If you desire to name another person as your proxy, you may do so by crossing out the names of the designated proxies and inserting the names of the other persons to act as your proxies. In that case, it will be necessary for you to sign the proxy card and deliver it to the person named as your proxy and for the named proxy to be present and vote at the annual meeting. Proxy cards so marked should not be mailed to us.
          If you sign your proxy card and return it to us and you have made no specifications with respect to voting matters, your shares will be voted FOR: (i) the election of the nominees for director and (ii) the ratification of the appointment of Moore Stephens, P.C. as our independent registered public accountants for the fiscal year ending March 31, 2009 and, at the discretion of the proxies designated by us, on any other matter that may properly come before the annual meeting or any adjournment(s).
          You have the unconditional right to revoke your proxy at any time prior to the voting of the proxy by taking any act inconsistent with the proxy. Acts inconsistent with the proxy include notifying our Secretary in writing of your revocation, executing a subsequent proxy, or personally appearing at the annual meeting and casting a contrary vote. However, no revocation shall be effective unless at or prior to the annual meeting we have received notice of such revocation.
          At least ten (10) days before the annual meeting, we will make a complete list of the stockholders entitled to vote at the meeting open to the examination of any stockholder for any purpose germane to the meeting. The list will be open for inspection during ordinary business hours at our offices located at Nine Entin Road, Parsippany, New Jersey 07054, and will also be made available to stockholders present at the meeting.

PROPOSAL I: ELECTION OF DIRECTORS
          Eight directors are proposed to be elected at the annual meeting. If elected, each director will hold office until the next annual meeting of our stockholders or until his successor is elected and qualified. The election of directors will be decided by a plurality vote.
          The eight nominees for election as directors to serve until our next annual meeting of shareholders and until their successors have been duly elected and qualified are Christopher Ho, Adrian Ma, Greenfield Pitts, Michael A.B. Binney, Eduard Will, Mirzan Mahathir, Kareem E. Sethi and Terence A. Snellings. All of the nominees named in this proxy statement are members of our current Board of Directors. All nominees have consented to serve if elected and we have no reason to believe that any of the nominees named will be unable to serve. If any nominee becomes unable to serve, (i) the shares represented by the designated proxies will be voted for the election of a substitute as our Board of Directors may recommend, (ii) our Board of Directors may reduce the number of directors to eliminate the vacancy or (iii) our Board of Directors may fill the vacancy at a later date after selecting an appropriate nominee.
          The current Board of Directors nominated the individuals named below for election to our Board of Directors, and background information on each of the nominees is set forth below. See “Security Ownership of Certain Beneficial Owners and Management” for additional information about the nominees, including their ownership of securities issued by Emerson.

		Year
		First
		Became
Name	Age	Director	Principal Occupation or Employment
Christopher Ho	59	2006	Christopher Ho has served as our Chairman since July 2006. Mr. Ho is presently the Chairman of The Grande Holdings Ltd., a Hong Kong based group of companies engaged in a number of businesses including the manufacture, sale and distribution of audio, video and other consumer electronics and video products. Grande Holdings beneficially holds approximately 57.6% of our outstanding common shares. Mr. Ho also currently serves as Chairman of Lafe Corporation Limited, a company listed on the Singapore Exchange, and a representative director of Sanusi Electric Co., Ltd., a company listed on the Tokyo Stock Exchange. Christopher Ho graduated with a Bachelor of Commerce degree from the University of Toronto in 1974. He is a member of the Canadian Institute of Chartered Accountants as well as a member of the Institute of Management Accountants of Canada. He also is a certified public accountant (Hong Kong) and a member of the Hong Kong Society of Accountants. He was a partner in international accounting firms before joining Grande Holdings and has extensive experience in corporate finance, international trade and manufacturing.

		Year
		First
		Became
Name	Age	Director	Principal Occupation or Employment
Adrian Ma (1)	63	2006	Adrian Ma, a director of the Company since March 30, 2006, has been our Chief Executive Officer since March 30, 2006 and also served as our Chairman from March 30, 2006 through July 26, 2006. In addition, Mr. Ma is a director of Grande Holdings. He has more than 30 years experience as an Executive Chairman, Executive Director and Managing Director of various organizations focused primarily in the consumer electronics industry. Mr. Ma also is Director of Lafe Technology Ltd., Vice Chairman and Managing Director of Ross Group Inc. and Deputy Chairman of Sansui Electric Co. Ltd.

Greenfield Pitts	58	2006	Greenfield Pitts has served as our Chief Financial Officer since February 2007 and a director since March 2006. Mr. Pitts has a 30-year background in international banking and was associated with Wachovia Bank, our present lender, for more than 25 years, with assignments in London, Atlanta and Hong Kong. From 1997 to 2006, he was in Hong Kong managing a joint venture between Wachovia and HSBC, later worked in Corporate Finance for Wachovia Securities.

Michael A.B. Binney	49	2005	Michael A.B. Binney has been a Director since December 2005. Mr. Binney served as our Acting Group Controller from February 2007 until May 2008 and as our President- International Sales from July 2006 until May 2008. He is a fellow member of the Institute of Chartered Accountants in England and Wales and a fellow member of the Hong Kong Institute of Certified Public Accountants. He was a professional accountant for several years before joining the computer and electronics industry. He also currently is a Director of Grande Holdings, a Director of Lafe Corporation Limited, a company listed on the Singapore Exchange, as well as a Director of several other companies in Malaysia, Japan, Singapore and the United Kingdom.

		Year
		First
		Became
Name	Age	Director	Principal Occupation or Employment
Eduard Will	66	2006	Eduard Will has been our Vice Chairman since October 2007 and a Director since July 2006. From July 2006 until October 2007, Mr. Will served as our President- North American Operations. Prior to becoming President- North American Operations, Mr. Will was the Chairman of our Audit Committee from January 2006 through July 2006. Mr. Will has more than 37 years experience as a merchant banker, senior advisor and director of various public and private companies. Presently, Mr. Will is serving on the Board of Directors or acting as Senior Adviser to Grande Holdings, KoolConnect Technologies Inc. and Integrated Data Corporation.

Mirzan Mahathir	50	2007	Mirzan Mahathir has been a Director since 2007. Mr. Mahathir currently manages his investments in Malaysia and overseas while facilitating business collaboration in the region. Previously, Mr. Mahathir worked for IBM Corporation and Salomon Brothers. From 1992 to 2007, Mr. Mahathir served as the Executive Chairman and President of Konsortium Logistik Berhad, a Malaysian logistic solutions provider listed on the Kuala Lumpur Stock Exchange. He also is the Chairman and CEO of Crescent Capital Sdn Bhd, a Malaysian investment holding and independent strategic and financial advisory firm which he founded and the President of the Asian Strategy and Leadership Institute (ASLI), a leading organizer of business conferences, secretariat for business councils and public policy research centre. Currently, Mr. Mahathir holds directorships in AHB Holdings Berhad, a company listed on the Bursa Malaysia, and Lafe Technology Ltd., a company listed on the Singapore Stock Exchange. He is also a member of the UN/ESCAP Business Advisory Council and the Wharton Business School Asian Executive Board.

Kareem E. Sethi (1)(2)	30	2007	Kareem E. Sethi has been a Director since 2007. Mr. Sethi has served as Managing Director of Streetwise Capital Partners, Inc. since 2003. From 1999 until 2003, Mr. Sethi was Manager, Business Recovery Services for PricewaterhouseCoopers Inc.

(1)	Corporate Governance, Nominating and Compensation Committee

(2)	Member of the Audit Committee

		Year
		First
		Became
Name	Age	Director	Principal Occupation or Employment
Terence A. Snellings (2)	58	2008	Terence A. Snellings has been a director since August 2008. Mr. Snellings has served as Director of Finance and Administration of Refuge Resettlement and Immigration Services of Atlanta, Inc., a non-profit agency that provides an entry into the American culture for refugees, since June 2006. From 1986 until April 2006, Mr. Snellings served as Managing Director of Wachovia Services, Ltd., where he managed investment banking origination activities of the Asia-Pacific Group within Wachovia Securities Corporate and Investment Banking Division.

(1)	Corporate Governance, Nominating and Compensation Committee

(2)	Member of the Audit Committee
Vote Required
          Directors will be elected by a plurality of the votes cast by the holders of our common stock voting in person or by proxy at the annual meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote for election of directors.
THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
          The following table sets forth, as of August 8, 2008, the beneficial ownership of (i) each current director; (ii) each nominee for director at our annual meeting; (iii) each of our named executive officers; (iv) our current directors and executive officers as a group; and (v) each stockholder known by us to own beneficially more than 5% of our outstanding shares of common stock. Common stock beneficially owned and percentage ownership as of August 8, 2008 were based on 27,129,832 shares outstanding. Except as otherwise noted, the address of each of the following beneficial owners is c/o Emerson Radio Corp., Nine Entin Road, Parsippany, New Jersey 07054.

	Amount and Nature of
Name and Address of Beneficial Owners	Beneficial Ownership (1)	Percent of Class (1)
Christopher Ho (2)	15,634,482	57.6%
Adrian Ma	0	0%
Greenfield Pitts (3)	33,333	*
John Spielberger	0	0%
Michael A. B. Binney (4)	16,667	*
Eduard Will (5)	25,000	*
John J. Raab (6)	0	*
Mirzan Mahathir	0	0%
Kareem E. Sethi	0	0%
Terence A. Snellings	0	0%
Lloyd I. Miller, III (7)	1,584,381	5.8%
Dimensional Fund Advisors LP (8)	1,388,214	5.1%
Directors and Executive Officers as a Group (9 persons) (9)	15,718,815	57.8%

(*)	Less than one percent.

(1)	Based on 27,129,832 shares of common stock outstanding as of August 8, 2008. Each beneficial owner’s percentage ownership of common stock is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of August 8, 2008 have been exercised. Except as otherwise indicated, the beneficial ownership table does not include common stock issuable upon exercise of outstanding options, which are not currently exercisable within 60 days of August 8, 2008. Except as otherwise indicated and based upon our review of information as filed with the U.S. Securities and Exchange Commission (“SEC”), we believe that the beneficial owners of the securities listed have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	S&T International Distribution Ltd. (“S&T”) is the record owner of 15,634,482 shares of common stock (the “Shares”). As the sole stockholder of S&T, Grande N.A.K.S. Ltd. (“N.A.K.S.”) may be deemed to own beneficially the Shares. As the sole stockholder of N.A.K.S., Grande Holdings may be deemed to own beneficially the Shares. Mr. Ho has a beneficial interest in approximately 67% of the capital stock of Grande Holdings. By virtue of such interest and his position with Grande Holdings, Mr. Ho may be deemed to have power to vote and power to dispose of the Shares beneficially held by Grande Holdings. Information with respect to the ownership of these shares was obtained from a Schedule 13D/A filed on November 5, 2007.

(3)	Mr. Pitts’ ownership consists of 25,000 shares of common stock directly owned by him and options to purchase 8,333 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of August 8, 2008. Mr. Pitts also has options to purchase 16,667 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of August 8, 2008.

(4)	Mr. Binney’s ownership consists of options to purchase 16,667 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of August 8, 2008. Mr. Binney also has options to purchase 8,333 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of August 8, 2008.

(5)	Mr. Will’s ownership consists of options to purchase 25,000 shares of our common stock pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of August 8, 2008. Mr. Will also has options to purchase 25,000 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of August 8, 2008. Mr. Will resigned from his position as our President-North American Operations and began to serve as our Vice Chairman, effective as of October 29, 2007. On December 1, 2007, Mr. Will relinquished his duties and responsibilities as an executive officer.

(6)	Mr. Raab resigned as our Senior Vice President and Chief Operating Officer, effective August 31, 2007.

(7)	Lloyd I. Miller, III has sole voting and dispositive power with respect to 638,445 shares of our common stock as (i) a manager of a limited liability company that is the general partner of a certain limited partnership and (ii) an individual. Lloyd I. Miller, III has shared voting and dispositive power with respect to 945,936 shares of our common stock as an investment advisor to the trustee of certain family trusts. The address of Lloyd Miller, III is 4550 Gordon Drive, Naples, Florida 34102. Information with respect to the ownership of these shares was obtained from a Schedule 13G filed with the SEC on June 24, 2008.

(8)	Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares reported are owned by the Funds and Dimensional Fund Advisors LP disclaims beneficial ownership of such securities and the filing by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401. Information with respect to the ownership of these shares was obtained from a Schedule 13G filed with the SEC on February 6, 2008.

(9)	See footnotes (2) through (5) and (7).

BOARD OF DIRECTORS AND COMMITTEES
Board of Directors and Committees
          At the beginning of our fiscal year ended March 31, 2008 (“Fiscal 2008”), our Board of Directors consisted of Christopher Ho, Adrian Ma, Greenfield Pitts, Peter Bünger, W. Michael Driscoll, Jerome H. Farnum, Eduard Will and Norbert R. Wirsching. On October 25, 2007, Mr. Bünger resigned as a director, effective as of the date of our annual meeting of stockholders that was held on December 13, 2007 (the “2007 Annual Meeting”) and advised us that he would not stand for reelection as a director at such meeting. Mr. Bünger’s reasons for such actions were outlined in a letter submitted by him to our Board of Directors, a copy of which letter was filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, on October 31, 2007. Mr. Farnum elected not to stand for reelection to our Board of Directors at our 2007 Annual Meeting. At our 2007 Annual Meeting, we added three directors to our Board of Directors, Mirzan Mahathir, Kareem E. Sethi and David R. Peterson. In July 2008, Messrs. Driscoll, Peterson and Wirsching resigned as directors. The reasons for Mr. Driscoll’s resignation were outlined in a letter submitted by him to our Board of Directors, a copy of which letter was filed as an exhibit to our current report on Form 8-K filed with the SEC on July 18, 2008, and the reasons for Mr. Wirsching’s resignation were outlined in a letter submitted by him to our Board of Directors, a copy of which letter was filed as an exhibit to our current report on Form 8-K filed with the SEC on July 29, 2008. Our Board of Directors appointed Terence A. Snellings as a director on August 12, 2008. Our Board of Directors presently consists of eight directors — Messrs. Ho, Ma, Pitts, Binney, Mahathir, Sethi, Snellings and Will.
          The Board of Directors is responsible for the management and direction of our company and for establishing broad corporate policies. The Board of Directors meets periodically during our fiscal year to review significant developments affecting us and to act on matters requiring Board of Director approval. The Board of Directors held six formal meetings during Fiscal 2008 and also acted by unanimous written consent. During Fiscal 2008, each member of the Board of Directors participated in at least 75% of the aggregate of all meetings of the Board of Directors and the aggregate of all meetings of committees on which such member served, that were held during the period in which such director served during Fiscal 2008, except that Mr Ho did not participate in four meetings, and each of Messrs. Bünger, Binney and Mahathir did not participate in two meetings. We have a policy of encouraging, but not requiring, our Board members to attend annual meetings of stockholders. Last year, five of our directors who were nominated for re-election attended our 2007 Annual Meeting.
          As of August 8, 2008, Grande Holdings beneficially owned an aggregate of 15,634,482 shares of our common stock, which represents approximately 57.6% of the shares of common stock then outstanding. Accordingly, we are a “controlled company,” as such term is defined in Section 801(a) of The American Stock Exchange Company Guide (the “Company Guide”). As a “controlled company,” we are not required to comply with Sections 802(a), 804 or 805 of the Company Guide relating to independent directors, director nominations and executive compensation, respectively. Because we are a “controlled company,” we are exempt from the requirement that at least a majority of the directors on our Board of Directors be “independent”

directors, as such term is defined in Section 803A of the Company Guide, and we do not maintain a board of directors comprised of a majority of independent directors that meet the definition of independence as set forth in the American Stock Exchange and SEC rules. Our Board of Directors has determined that each of Mirzan Mahathir, Kareem E. Sethi and Terence A. Snellings, three of our current directors, is “independent” as defined under the American Stock Exchange listing standards. Our Board of Directors also has determined that Peter G. Bünger, W. Michael Driscoll, Jerome H. Farnum and Norbert R. Wirsching, each of whom served as a member of our Board of Directors during Fiscal 2008, were “independent” as defined under the American Stock Exchange listing standards.
          Because we are a “controlled company,” as such term is defined in Section 801(a) of the Company Guide, we also are exempt from the requirement to have the compensation of our executives determined by a compensation committee comprised solely of independent directors or by a majority of the board’s independent directors and from the requirement to have director nominees selected by a nominating committee comprised entirely of independent directors or by a majority of the independent directors. Accordingly, during Fiscal 2008, our Board of Directors had only one standing committee, the Audit Committee. In April 2008, our Board of Directors established a Corporate Governance, Nominating and Compensation Committee. The functions of the Audit Committee during Fiscal 2008 and the functions of the Corporate Governance, Nominating and Compensation Committee since April 2008 are described below.
          Audit Committee. Under Section 803(B)(2) of the Company Guide, we are required to have an audit committee of at least two independent members, as defined by the listing standards of the American Stock Exchange. Our Audit Committee, which is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, presently is comprised of two independent directors, Kareem E. Sethi and Terence A. Snellings, who have served on our Audit Committee since December 13, 2007 and August 12, 2008, respectively. During Fiscal 2008 and through the date of his resignation on July 14, 2008, W. Michael Driscoll served as the Chairman, the “audit committee financial expert” and an independent director of the Audit Committee. Norbert R. Wirsching served as an independent director of the Audit Committee during Fiscal 2008 and through the date of his resignation on July 28, 2008, and Jerome H. Farnum served as an independent director of the Audit Committee during Fiscal 2008 and until our 20007 Annual Meeting on December 13, 2007. On August 12, 2008, our Board of Directors designated Mr. Sethi as the “audit committee financial expert” of the Audit Committee and appointed Mr. Sethi as the Chairman of the Audit Committee.
          The Audit Committee is empowered by the Board of Directors, among other things, to: (i) serve as an independent and objective party to monitor our financial reporting process, internal control system and disclosure control system; (ii) review and appraise the audit efforts of our independent accountants; (iii) assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and our management regarding financial reporting issues; and (iv) provide the opportunity for direct communication among the independent accountants, financial and senior management and the Board of Directors. During Fiscal 2008, the Audit Committee performed its duties under a written charter approved by the Board of Directors and formally met six times. A copy of our Second Amended and Restated Audit

Committee Charter is posted on our website: www.emersonradio.com on the Investor Relations page.
Report of the Audit Committee
          This report shall not be deemed “soliciting material” or incorporated by reference in any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either act.
          Through December 13, 2007, the Audit Committee was comprised of Messrs. Driscoll (Chairman), Farnum and Wirsching. Following Mr. Farnum’s election not to stand for reelection at our 2007 Annual Meeting, the Board of Directors appointed Mr. Sethi as member of the Audit Committee. From the resignations of Messrs. Driscoll and Wirsching as directors and members of the Audit Committee in July 2008 until August 12, 2008, our Audit Committee was comprised of one member, Mr. Sethi. On August 12, 2008, our Board of Directors appointed Terence A. Snellings to serve on the Audit Committee, and appointed Mr. Sethi to serve as the Chairman of our Audit Committee. Our Board of Directors has determined that each of Messrs. Sethi and Snelling is independent as defined by the listing standards of the American Stock Exchange.
          In this context, the Audit Committee has reviewed the audited consolidated financial statements and has met and held discussions with management and Moore Stephens, P.C., Emerson’s independent auditors. Management has represented to the Audit Committee that Emerson’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Emerson’s independent auditors are responsible for performing an independent audit of Emerson’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, which includes, among other items, matters related to the conduct of the audit of Emerson’s financial statements:
•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).
          The independent auditors also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, which relates to the auditors’ independence, and the Audit Committee discussed with the independent auditors their independence. This standard further requires the auditors to disclose annually in writing all relationships that, in the auditors’ professional opinion, may reasonably be thought to bear on their independence, confirm their perceived independence and engage in the discussion of independence.
          Based on the Audit Committee’s discussions with management and the independent auditors, as well as the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that Emerson’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, for filing with the Securities and Exchange Commission.
          The Audit Committee has selected Moore Stephens, P.C. to be retained as Emerson’s independent certified public accountants to conduct the annual audit and to report on, as may be required, the consolidated financial statements that may be filed by Emerson with the SEC during the ensuing year.
Members of the Audit Committee
Kareem E. Sethi (Chairman)
Terence A. Snellings (solely as to the statements made in the last paragraph of this Report of the Audit Committee, which reflect events occurring after Mr. Snellings’ appointment as a member of the Audit Committee)
          Corporate Governance, Nominating and Compensation Committee. Under Sections 804 and 805 of the Company Guide, we are exempt from the requirement to have the compensation of our executives determined by a compensation committee comprised solely of independent directors or by a majority of the board’s independent directors and from the requirement to have director nominees selected by a nominating committee comprised entirely of independent directors or by a majority of the independent directors because we are a “controlled company,” as such term is defined in Section 801(a) of the Company Guide. During Fiscal 2008, our Board of Directors did not have a compensation committee or a nominating committee. In April 2008, our Board of Directors established a Corporate Governance, Nominating and Compensation Committee, which was to be comprised of three members, at least two of whom were to be “independent” as such term is defined in Section 803A of the Company Guide. On June 24, 2008, our Corporate Governance, Nominating and Compensation Committee was fully constituted with three directors, Messrs. Ma, Peterson and Sethi, two of whom the Board had determined were independent as such term is defined in Section 803A of the Company Guide. Since Mr. Peterson’s resignation on July 15, 2008, our Corporate Governance, Nominating and Compensation Committee has been comprised of two directors, Messrs. Ma and Sethi.
          Our Board of Directors currently is considering the adoption of a charter of the Corporate Governance, Nominating and Compensation Committee. We expect that the charter, as finally adopted, will provide that the Corporate Governance, Nominating and Compensation Committee will be responsible for, among other things (i) the development and implementation of a set of corporate governance principles applicable to the Company; (ii) the determination of the slate of director nominees for election to the Company’s Board and recommendation to the Board individuals to fill vacancies occurring between annual meetings of shareholders; and (iii) the recommendation to the Board for compensation arrangements of the Company’s directors and executive officers.
          Procedures for Considering Nominations Made by Stockholders. Nominations for election to the Board of Directors may be made by our Board of Directors or by any stockholder of any outstanding class of our capital stock entitled to vote for the election of directors. The following procedures shall be utilized in considering any candidate for election to the Board of Directors at an annual meeting, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors. A nomination must be delivered to our Secretary at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. A nomination notice must set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) information that will enable our Board of Directors to determine whether the candidate satisfies the minimum criteria and any additional criteria established by our Board of Directors.
          Qualifications. Our Board of Directors has adopted guidelines describing the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee (i) must satisfy any legal requirements applicable to members of the Board of Directors; (ii) must have business, professional or other experience that will enable such nominee to provide useful input to the Board of Directors in its deliberations; and (iii) must have knowledge of the types of responsibilities expected of members of the board of directors of a public company.
          Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board of Directors will be identified from all available sources, including recommendations made by stockholders, members of our management and members of our Board of Directors. Our Board of Directors has a policy that there will be no differences in the manner in which our Board of Directors evaluates nominees recommended by stockholders and nominees recommended by it or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board of Directors. The evaluation process for individuals other than existing members of the Board of Directors will include a review of the information provided to the Board of Directors by the proponent and a review of such other information as the Board of Directors shall determine to be relevant.
          Third Party Recommendations. In connection with the Annual Meeting, the Board of Directors did not receive any nominations from any stockholder or group of stockholders which owned more than 5% of our common stock for at least one year.
Process for Sending Communications to the Board of Directors
          The Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to the Company’s Secretary and should be sent to such individual at c/o Emerson Radio Corp., Nine Entin Road, Parsippany, New Jersey 07054. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board of Directors, upon the Secretary’s receipt of such a communication, the Company’s Secretary will send a copy of such communication to each member of the Board of Directors, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.
Codes of Ethics
          We have adopted a Code of Ethics for Senior Financial Officers (“Code of Ethics”) that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer. This Code of Ethics was established with the intention of focusing Senior Financial Officers on areas of ethical risk, providing guidance to help them recognize and deal with ethical issues, providing mechanisms to report unethical conduct, fostering a culture of honesty and accountability, deterring wrongdoing and promoting fair and accurate disclosure and financial reporting.
          We also have adopted a Code of Conduct for Officers, Directors and Employees of Emerson Radio Corp. and Its Subsidiaries (“Code of Conduct”). We prepared this Code of Conduct to help all officers, directors and employees understand and comply with our policies and procedures. Overall, the purpose of our Code of Conduct is to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) prompt internal reporting of code violations to an appropriate person or persons identified in this Code of Conduct; and (v) accountability for adherence to the Code of Conduct.
          The Code of Ethics and the Code of Conduct are posted on our website: www.emersonradio.com on the Investor Relations page. If we make any substantive amendments to, or grant any waiver (including any implicit waiver) from a provision of the Code of Ethics or the Code of Conduct, and that relates to any element of the Code of Ethics definition enumerated in Item 406 (b) of Regulation S-K, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
EXECUTIVE OFFICERS
          The following table sets forth certain information regarding the current executive officers of Emerson:

			Fiscal Year
Name	Age	Position	Became Officer
Adrian Ma	63	Chief Executive Officer and Director	2006
Greenfield Pitts	58	Chief Financial Officer and Director	2007
John Spielberger	44	President-North American Operations	2007
Adrian Ma has served as our Chief Executive Officer since March 30, 2006 and served as our Chairman of the Board of Directors from March 30, 2006 through July 26, 2006. Mr. Ma continues to serve as a director. See Mr. Ma’s biographical information above.
Greenfield Pitts has served as our Chief Financial Officer since February 2007 and a director since March 2006. See Mr. Pitts’ biographical information above.
John Spielberger has served as our President-North American Operations since October 2007. From 1995 until 2007, Mr. Spielberger held a variety of positions with Sony BMG Music Entertainment Sales Co., an entertainment software sales and marketing distribution company. Mr. Spielberger held the positions of Senior Vice President—Business Operations and Customer Relations Management from 2004 until 2007, Senior Vice President—Finance and Administration from 2003 to 2004, Senior Vice President—Finance from 2000 until 2003 and Vice President—Finance from 1995 until 2000. Prior to his tenure with Sony BMG Music Entertainment Sales Co., Mr. Spielberger served as Senior Director—Finance and Administration of Columbia Records Group, a recording company, and held several positions with RCA Records Label, a music company. Mr. Spielberger holds a Bachelor of Science degree in Business Management and Marketing from Cornell University and a Masters of Business Administration from the University of Michigan.
EXECUTIVE COMPENSATION
          This discussion presents the principles underlying our executive officer compensation program. Our goal in this discussion is to provide the reasons why we award compensation as we do and to place in perspective the data presented in the tables that follow this discussion. The focus is primarily on compensation of our executive officers for Fiscal 2008, but some historical and forward-looking information is also provided to put such year’s compensation information in context. The information presented herein relates to Adrian Ma, our Chief Executive Officer, Greenfield Pitts, our Chief Financial Officer, John Spielberger, our President — North American Operations, and our two other most highly compensated executive officers who served during Fiscal 2008, who are sometimes referred to herein as our “named executive officers”, although Mr. Ma did not receive any salary or other compensation from us in Fiscal 2008. Messrs. Raab and Will retired or resigned from their positions as executive officers of our company in August 2007 and December 2007, respectively.
Compensation Philosophy and Objectives
          We attempt to apply a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premises that our success is dependent upon the efforts of each employee and that a cooperative, team-oriented environment is an essential part of our culture.
          Our compensation programs for our named executive officers are designed to achieve a variety of goals, including:
•	attracting and retaining talented and experienced executives;

•	motivating and rewarding executives whose knowledge, skills and performance are critical to our success;

•	aligning the interests of our executives and stockholders by motivating executives to increase stockholder value in a sustained manner; and

•	provide a competitive compensation package which rewards achievement of our goals.
Elements of Executive Officer Compensation
          Overview. Total compensation paid to our named executive officers is influenced significantly by the need to attract and retain management employees with a high level of expertise and to motivate and retain key executives for our long-term success. Some of the components of compensation, such as salary, are generally fixed and do not vary based on our financial and other performance. Some components, such as bonus, stock options and stock award grants, if any, are discretionary and are dependent upon the achievement of certain goals jointly agreed upon by our management and our Board of Directors. Furthermore, the value of certain of these components, such as stock options and stock awards, is dependent upon our future stock price. Our Board of Directors has indicated that it currently does not intend to grant new stock awards to our executive officer and employees. However, the Board of Directors does intend to grant stock awards to non-employee directors and may in the future change its current policy with respect to stock awards to executive officers and employees.
          We compensate our named executive officers in these different ways in order to achieve different goals. Cash compensation, for example, provides executive officers a minimum base salary. Incentive bonus compensation is generally linked to the achievement of financial and business goals, and is intended to reward executive officers for our overall performance in reaching annual goals that would be agreed to by management and the Board of Directors. Although we may utilize, stock options and grants of restricted stock in the future, we did not grant any stock options or restricted stock to our executive officers during Fiscal 2008. See “—Cash and Other Compensation.”
          We view the three components of our named executive officer compensation as related but distinct. We do not believe that compensation derived from one component of compensation necessarily should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on its historical practices with the individual and our view of individual performance and other information we deem relevant. Our Board of Directors has not engaged an outside consultant to assist the Board in the compensation process. Our management does review publicly available data with respect to executive compensation at peer group companies. The Board of Directors realizes that benchmarking our compensation against the compensation earned at comparable companies may not always be appropriate, but believes that engaging in a comparative analysis of compensation practices is useful. The Board of Directors has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. We have not reviewed wealth and retirement accumulation as a result of employment with us, and have only focused on compensation for the year in question.
          Base Salary. We pay our current named executive officers other than Mr. Ma a base salary, which we review and determine annually, and currently are considering paying Mr. Ma a base salary for the fiscal year ending March 31, 2009. We believe that a competitive base salary is a necessary element of any compensation program. We believe that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are established in part based on the individual position, responsibility, experience, skills and expected contributions during the coming year of the executive and their performance during the prior year. We also have sought to align base compensation levels comparable to our competitors and other companies in similar stages of development. We do not view base salaries as primarily serving our objective of paying for performance, but in attracting and retaining the most qualified executives necessary to run our business.
          Cash Incentive Bonuses. Consistent with our emphasis on pay-for-performance incentive compensation programs, our named executive officers are eligible to receive annual performance bonuses or discretionary bonuses that must be approved by our Board of Directors. The primary objective of our annual cash incentive bonuses is to motivate and reward our employees, including our named executive officers, for meeting our short-term objectives using a pay-for-performance program with objectively determinable performance goals. Our Corporate Governance, Nominating and Compensation Committee considered and slightly modified proposals for bonuses for Fiscal 2008 provided to it by our Chairman and Chief Executive Officer. After further consideration, bonuses for Fiscal 2008 were paid and approved and ratified by our Board of Directors in August 2008. We do not have a formal policy on the effect on bonuses of a subsequent restatement or other adjustment to the financial statements, other than the penalties provided by law.
          Equity Compensation. We review our equity compensation plans annually. Under our plans, employees are eligible for annual stock option and restricted stock award grants based on targeted levels and we have in the past granted stock options to our executive officers and employees. These options and grants are intended to produce value for each executive officer if (i) our stockholders derive significant sustained value; and (ii) the executive officer remains with us. We do not have any program, plan or obligation that requires us to grant equity compensation to any executive officer on specified dates. The authority to make equity grants to executive officers rests with the Board of Directors, although, as noted above, the Board of Directors does not currently intend to grant any new stock awards to our executive officers or employees. We did not grant any stock options or restricted stock awards during Fiscal 2008. See “—Cash and Other Compensation.”
Severance and Change-in-Control Benefits.
          We do not provide to any of our named executive officers any severance or change in control benefits in the event of termination or retirement, whether following a change-in-control or otherwise.
Employment Agreements.
          During Fiscal 2008, we had employment agreements with certain of our named executive officers, each of which is described below.
          Greenfield Pitts, our Chief Financial Officer, entered into an employment agreement with us on April 3, 2007, which provides that Mr. Pitts shall serve as our Chief Financial Officer through March 31, 2008. John Spielberger, our President-North American Operations, entered into an employment agreement with us on October 15, 2007, which provides that Mr. Spielberger shall serve as our President-North American Operations from October 29, 2007 through October 31, 2008. During the initial term of each employment agreement, we have the right to terminate the agreement upon 90 days prior written notice, and the named executive officer has the right to terminate the agreement upon 30 days prior written notice. Each agreement provides for an annual base salary of $250,000 and a discretionary bonus at the end of our fiscal year as recommended by the Board of Directors.
          We were a party to a series of employment contracts, the last of which expired on August 31, 2007, with John J. Raab, our former Chief Operating Officer and Senior Executive Vice President. In addition, we were a party to an employment contract with Eduard Will, who served as our President — North American Operations from July 2006 until his resignation from such position in October 2007. Compensation paid to each of Messrs. Raab and Will during Fiscal 2008 and the fiscal year ended March 31, 2007 (“Fiscal 2007”) is set forth below.
          Benefits. The named executive officers participate in all of our employee benefit plans, such as medical and 401(k) plan, on the same basis as our other employees.
          Perquisites. Our use of perquisites as an element of compensation is very limited. We do not view perquisites as a significant element of our comprehensive compensation structure.

The Process
          Employment terms, including compensation, typically have been proposed to the Board of Directors by our Chairman and our Chief Executive Officer, and then considered and approved by the Board of Directors. We expect that, the charter for our recently established Corporate Governance, Nominating and Compensation Committee will provide that employment terms, including compensation, will be proposed to such committee by our Chairman and our Chief Executive Officer, and then considered and recommended for approval by the Board of Directors. For decisions regarding the grant of bonuses to named executive officers (other than our Chairman and our Chief Executive Officer) for Fiscal 2008, the Corporate Governance, Nominating and Compensation Committee has considered the recommendations of our Chairman and our Chief Executive Officer and included them in their discussions.
Regulatory Considerations
          We account for the equity compensation expense for our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.
Cash and Other Compensation
     The following table, which should be read in conjunction with the explanations provided above, provides certain compensation information concerning our named executive officers for Fiscal 2008 and Fiscal 2007.
Summary Compensation Table

				Non-equity
				Incentive Plan	All Other
Name and	Fiscal		Option	Compensation	Compensation
Principal Position	Year	Salary($)	Awards($)(1)	($)(2)	($)(3)	Total ($)
Adrian Ma (4)	2008	—	—	50,000	—	50,000
President and	2007	—	—	—	—	—
Chief Executive Officer

Greenfield Pitts (5)	2008	250,000	9,500	100,000	22,841	382,341
Chief Financial Officer	2007	19,231	3,430	—	—	22,661

John Spielberger (6)	2008	105,769	—	60,000	9,437	175,206
President -North	2007	—	—	—	—	—
American Operations and Vice Chairman

Eduard Will (7)	2008	58,423	21,836	—	12,433	92,692
President -North	2007	182,692	16,944	37,500	4,704	241,840
American Operations and Vice Chairman

John J. Raab (8)	2008	163,000	32,646	—	12,264	207,910
Senior Executive	2007	291,500	59,328	—	20,141	370,969
Vice President and Chief Operating Officer

(1)	Represents the expense to us pursuant to FAS 123(R) for the respective year for stock options granted as long-term incentives pursuant to our 2004 Non-Employee Outside Director Stock Option Plan or our 2004 Employee Stock Option Plan. All options received by each of Messrs. Pitts and Will in the table above were received by such person as a non-employee director and prior to being named as an executive officer and after their resignation as an executive officer, if applicable. The amount of option expense shown in the Summary Compensation Table for these three individuals is also included in “Directors Compensation” on page 17. Immediately following the adoption by our stockholders of an amendment to our 2004 Non-Employee Outside Director Stock Option Plan to increase the number of shares available for issuance thereunder from 250,000 to 500,000 shares in November 2006, each of Messrs. Pitts and Will received an option to purchase up to 25,000 shares of our common stock, each of whom began to serve as a director at a time when he was not an employee of ours and no additional shares were available under such plan. See notes to our financial statements for the fiscal years ended March 31, 2008, 2007 and 2006 for the assumptions used for valuing the expense under FAS 123(R).

(2)	Represents bonus paid for such fiscal year. Bonuses paid for Fiscal 2008 were paid on or around August 8, 2008.

(3)	The dollar amounts shown under the heading “All other compensation” represent the incremental cost of all perquisites and other personal benefits to our named executive officers.

(4)	Mr. Ma did not receive any salary or other compensation from us in Fiscal 2007 or Fiscal 2008.

(5)	Mr. Pitts commenced employment as our Chief Financial Officer on February 19, 2007.

(6)	Mr. Spielberger commenced employment as our President-North American Operations on October 29, 2007.

(7)	Mr. Will was appointed to serve as our President-North American Operations in July 2006. On March 30, 2007, Mr. Will’s annual base salary was increased to $300,000. Mr. Will resigned from his position as our President-North American Operations and was appointed as our non-executive Vice Chairman on October 29, 2007, at which time Mr. Spielberger became our President-North American Operations. On December 1, 2007, Mr. Will relinquished his duties and responsibilities as an executive officer.

(8)	Mr. Raab retired as our Vice President and Chief Operating Officer effective August 31, 2007.
Outstanding Equity Awards at Fiscal Year End
     The following table provides certain information concerning outstanding equity awards held by each of our named executive officers at March 31, 2008.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Adrian Ma	0	0	—	—
Greenfield Pitts	8,333	16,667	3.19	11/21/16
John Spielberger (1)	0	0	—	—
Eduard Will (2)	16,667	8,333	3.07	1/31/16
	8,333	16,667	3.19	11/21/16

(1)	Mr. Spielberger commenced employment as our President-North American Operations on October 29, 2007.

(2)	Mr. Will was appointed to serve as our President-North American Operations in July 2006 and resigned from that position on October 29, 2007. On December 1, 2007, Mr. Will relinquished all his duties and responsibilities as an executive officer; he currently is our non-executive Vice Chairman.

Compensation of Directors
          During Fiscal 2008, our directors who were not employees (“Outside Directors”), specifically Messrs. Bünger and Farnum (until their departures in December 2007), Mr. Will (upon on his relinquishment of duties as an executive officer in December 2007) and Messrs. Driscoll, Mahathir, Peterson, Sethi and Wirsching were paid $33,750, $57,500, $15,000, $76,667, $13,125, $13,125, $16,042 and $71,667, respectively, for serving on the Board of Directors and on our various committees during the period. Outside Directors each is paid an annual director’s fee of $45,000. During Fiscal 2008, each of the members of the Audit Committee was paid an additional fee of $5,000 per annum until December 2007 and thereafter, an additional fee of $10,000 per annum. The Chairman of the Audit Committee is paid an additional fee of $5,000 per annum. All directors’ fees are paid in four equal quarterly installments per annum. Directors who are our employees were not paid for their services as a director while an employee during Fiscal 2008.
          Additionally, each director, who is not an employee, is eligible to participate in our 2004 Non-Employee Outside Director Stock Option Plan. Our directors are reimbursed their expenses for attendance at meetings. Further, we offer to provide health care insurance to each of our directors who is not an employee. In addition, in connection with the expiration of Mr. Farnum’s term as a director as of the date of our 2007 Annual Meeting, we agreed to pay for Mr. Farnum’s medical benefits for a period of two years following the date of our 2007 Annual Meeting. We estimate that our annual cost of providing these benefits is approximately $12,000 per year, and during Fiscal 2008, the cost of such benefits to us was $2,812.
          The following table provides certain information with respect to the compensation earned or paid to our Outside Directors during Fiscal 2008.
Directors Compensation

	Fees
	Earned		All Other
	or Paid in		Compensation
Name	Cash ($)	Option Awards ($)(1)	($)	Total ($)
Michael A.B. Binney (2)	$0	$12,996	$0	$12,996
Eduard Will (3)	$15,000	$21,836	$0	$36,836
Peter Bünger (4)	$33,750	$5,423	$0	$39,173
Jerome Farnum (5)(6)	$57,500	$(15,046)	$2,812	$45,266
W. Michael Driscoll (6)(7)	$76,667	$19,000	$0	$95,667
Norbert Wirsching (6)(8)	$71,667	$9,500	$0	$81,167
Mirzan Mahathir (9)	$13,125	$0	$0	$13,125
Kareem E. Sethi (9)	$16,042	$0	$0	$16,042
David R. Peterson (10)	$13,125	$0	$0	$13,125
Terence A. Snellings (11)	$0	$0	$0	$0

(1)	Represents the expense to us pursuant to FAS 123(R) for the respective year for stock options granted as long-term incentives pursuant to our 2004 Non-Employee Outside Director Stock Option Plan. See notes to our financial statements for the fiscal years ended March 31, 2008, 2007 and 2006 for the assumptions used for valuing the expense under FAS 123(R). At March 31, 2008, Messrs. Binney, Will, Pitts, Driscoll and Wirsching had options to purchase 25,000, 50,000, 25,000, 50,000 and 25,000, shares of our common stock, respectively.

(2)	Mr. Binney was appointed to serve as our Acting Group Controller in February 2007 and as our President-International Operations in July 2006. Mr. Binney did not receive any salary or other compensation from us in Fiscal 2007 or Fiscal 2008. Mr. Binney resigned from his positions in May 2008.

(3)	Mr. Will was appointed to serve as our President-North American Operations in July 2006. Mr. Will resigned from his position as our President-North American Operations and began to serve as our Vice Chairman on October 29, 2007. On December 1, 2007, Mr. Will relinquished his duties and responsibilities as an executive officer.

(4)	On October 25, 2007, Mr. Bünger resigned as a director, effective as of the date of our annual meeting of stockholders, December 13, 2007.

(5)	In connection with the expiration of Mr. Farnum’s term as a director as of the date of our 2007 Annual Meeting, we agreed to pay for Mr. Farnum’s medical benefits for a period of two years following the date of our 2007 Annual Meeting. We estimate that our annual cost of providing these benefits is approximately $12,000 per year. Our cost of providing these benefits during Fiscal 2008 was $2,812.

(6)	Includes fees of $20,000 paid to each of Messrs. Farnum, Driscoll and Wirsching for services through December 31, 2007 in connection with the Audit Committee’s independent review of certain related party transactions.

(7)	Mr. Driscoll resigned as a director on July 14, 2008.

(8)	Mr. Wirsching resigned as a director on July 28, 2008.

(9)	Each of Messrs. Mahathir and Sethi began to serve as a director on December 13, 2007.

(10)	Mr. Peterson began to serve as a director on December 13, 2007 and resigned from such position on July 15, 2008.

(11)	Mr. Snellings began to serve as a director on August 12, 2008.
Equity Compensation Plan Information
     The following table gives information about our common stock that may be issued upon the exercise of options and rights under our 1994 Stock Compensation Program, 1994 Non-Employee Director Stock Option Plan, Emerson Radio Corp. 2004 Employee Stock Incentive Plan and 2004 Non-Employee Outside Director Stock Option Plan and exercise of warrants, as of March 31, 2008 (the “Plans”). The 1994 Plans expired in July 2004 and the remaining Plans are the only equity compensation plans in existence as of March 31, 2008.

	Number of securities to be	Weighted average exercise	Number of securities
	issued upon exercise of	price of outstanding	remaining available for
	outstanding options,	options, warrants and	future issuance under
	warrants and rights	rights	equity compensation plans
	(a)	(b)	(c)
Equity compensation plans approved by security holders	212,334	$3.03	2,800,000

Equity compensation plans not approved by security holders	100,000	4.00	—

Total	312,334	$3.34	2,800,000

Compensation Committee Interlocks and Insider Participation
          During Fiscal 2008, we did not have a compensation committee, and Christopher Ho, our Chairman, and Adrian Ma, our President and Chief Executive Officer, participated in deliberations of our Board of Directors concerning executive officer compensation. In April 2008, our Board of Directors established a Corporate Governance, Nominating and Compensation Committee, which presently is comprised of two directors, Adrian Ma and Kareem E. Sethi.
          None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of our Board of Directors during Fiscal 2008.
Certain Relationships and Related Transactions
          From time to time, we engage in business transactions with our controlling shareholder, Grande Holdings and its subsidiaries (“Grande”). As of August 8, 2008, Grande beneficially owned approximately 57.6% of our outstanding common stock. Mr. Ho, our Chairman of the Board, also serves as Chairman of the Grande Holdings. Set forth below is a summary of such transactions.
          Grande’s Purchase of Controlling Interest in Emerson. On December 5, 2005, Grande purchased approximately 37% (10,000,000 shares) of our outstanding common stock from our former Chairman and Chief Executive Officer, Geoffrey P. Jurick. Since its initial purchase, Grande has increased its ownership of our common stock through open market and private purchases, including the purchase on September 21, 2007, from a former holder of more than five percent of our common stock of 1,853,882 shares. Grande beneficially owned approximately 57.6% of our common stock on August 8, 2008.
          License Agreement for Scott Brands. In April 2008, we terminated our agreement with a consumer electronics distributor, APH (the “Licensee”), pursuant to which, among other things, we had agreed to grant the Licensee a license to distribute and sell LCD televisions in North America under our “H.H. Scott” brand name. The Licensee also had a distributor relationship with Grande. We were paid royalties of $0 in Fiscal 2008 and $110,000 in Fiscal 2007 as a result of sales of LCD televisions bearing the H.H. Scott name.
          Unsecured Financial Assistance to Grande. During the third quarter of Fiscal 2007, we provided unsecured financial assistance in the form of letters of credit and loans which aggregated approximately $22.0 million at December 31, 2006 to Capetronic Display Limited (“Capetronic”), Nakamichi Corporation (“Nakamichi”), Akai Electric (China) Co. Ltd. (“Akai”), and Sansui Electric (China) Co. (“Sansui”), each of which is a wholly-owned subsidiary of Grande. In reviewing the documentation for certain of the letters of credit referred to above, we determined that some of the parts for which letters of credit were opened were to be used for the manufacture of 27” and 42” television sets to be sold to the Licensee by Akai. We had no direct or indirect interest in such sales, and Capetronic paid Emerson $57,000 as a fee for facilitating these transactions.
          On February 21, 2007, Capetronic, Nakamichi, Akai, and Sansui (collectively, the “Borrowers”), each of which is a wholly-owned subsidiary of Grande, jointly and severally, issued a promissory note (the “Note”) in favor of us in the principal amount of $23,501,514. The principal amount of the Note represented the outstanding amount owed to us as of February 21, 2007, as a result of certain related party transactions entered into between us and the Borrowers described above, including interest that had accrued from the date of such related party transactions until the date of the Note. Simultaneously with the execution of the Note, Grande executed a guaranty (the “Guaranty”) in favor of us pursuant to which Grande guaranteed payment of all of the obligations of the Borrowers under the Note in accordance with the terms thereof. All installments due under the Note, together with interest at the rate of 8.25% per annum, were paid on their respective due dates and the note was paid in full on June 3, 2007. In February 2008, Emerson accepted a debit note from Capetronic for $4,604 resulting from a previous overpayment of the note.
          In addition, on August 14, 2007, Capetronic reimbursed Emerson for the $125,000 fee which it was required to pay to its lender in order to receive from its lender a waiver of the defaults under its credit agreement attributable to the transactions described in the preceding paragraphs.
          Product Sourcing Transactions. Since August 2006, we have been providing to Sansui Sales PTE Ltd (“Sansui Sales”) and Akai Sales PTE Ltd (“Akai Sales”), both of which are subsidiaries of Grande, assistance acquiring certain products for sale. We issue purchase orders to third-party suppliers who manufacture these products, and we issue sales invoices to Sansui Sales’ and Akai Sales’ at gross amounts for these products. Financing is provided by Sansui Sales’ and Akai Sales’ customers in the form of transfer letters of credit to the suppliers, and goods are shipped directly from the suppliers to Sansui Sales’ and Akai Sales’ customers. We recorded income totaling $102,000 and $13,000 for providing this service in Fiscal 2008 and the three months ended June 30, 3008. respectively. Sansui Sales and Akai Sales paid their outstanding balances as of the end Fiscal 2008 to us in June 2008.
          Sales of goods. In addition to the product sourcing transactions described in the preceding paragraph, we have also purchased products on behalf of Sansui Sales and Akai Sales from third-party suppliers and sold these goods to Sansui Sales and Akai Sales. These transactions are similar to the transactions described in the preceding paragraph; however, instead of utilizing transfer letters of credit provided by Sansui Sales’ and Akai Sales’ customers, we utilize our own cash to pay Sansui Sales’ and Akai Sales’ suppliers. We invoice Sansui Sales and Akai Sales an amount that is marked up between two and three percent from the cost of the product. Emerson recorded sales to Akai and Sansui of $242,000 in Fiscal 2008. Sansui Sales and Akai Sales paid their outstanding balances to us in June 2008.
          Leases and Other Real Estate Transactions. Effective January 1, 2006, we entered into a lease for office space in Hong Kong with Grande and an agreement for services in connection with this office space rental from Grande, which was extended through December 31, 2008, and which will expire at that date unless terminated earlier by either party upon three months prior written notice of termination by either party. Under a new agreement commencing March 1, 2008, the office space rented was increased from 7,810 square feet to 18,476 square feet. Rent expense with Grande was $119,000, $270,000 and $206,000 for the three months ended June 30, 2008, Fiscal 2008 and Fiscal 2007, respectively. The amount of expense incurred with Grande for all other services in connection with this office space rental was approximately $13,000, $106,000 and $56,000 for the three months ended June 30, 2008, Fiscal 2008 and Fiscal 2007.
          We utilize the services of Grande employees for certain administrative and executive functions. Grande pays us quality assurance personnel in RMB in China on our behalf for which we subsequently pay a reimbursement to Grande. Payroll and travel expenses, including utilization of Grande employees as well as payroll and travel expenses paid on our behalf and reimbursed to Grande, were $515,000 and $167,000 for Fiscal 2008 and Fiscal 2007, respectively. We owed Grande $98,000 related to this activity as of June 30, 2008.
          From May to October 2007, we occupied office space in Shenzhen, China under a lease agreement with Akai AV Multimedia (Zhongshan) Co Ltd, an affiliate of Grande. Rent expense was $79,000 and other expenses in connection with this agreement were $29,000. The agreement was not renewed.
          In May 2007, we paid an initial $10,000 commission to Vigers Hong Kong Ltd (“Vigers”), a property agent and a subsidiary of Grande, related to the sale of a building owned by us to an unaffiliated buyer. Also, we received a deposit of approximately $300,000 from the buyer on this date. The sale was concluded on September 27, 2007. An additional $10,000 commission was paid to Vigers by us on the closing date of the sale of the property. We received the balance of the purchase price of approximately $1,700,000 on September 27, 2007, the closing date of the sale.
          Toy Musical Instruments. In May 2007, we entered into an agreement with Goldmen Electronic Co. Ltd. (“Goldmen”), pursuant to which we agreed to pay $1,682,220 in exchange for Goldmen’s manufacture and delivery to us of musical instruments in order for us to meet our delivery requirements of these instruments in the first week of September 2007. In July 2007, we learned that Goldmen had filed for bankruptcy and was unable to manufacture the musical instruments we had ordered. Promptly after we learned of Goldmen’s bankruptcy, Capetronic agreed to manufacture the musical instruments on substantially the same terms and conditions, including the price, as Goldmen had agreed to manufacture them. Accordingly, on July 12, 2007, we paid Tomei Shoji Limited, an affiliate of Grande, $125,000 to acquire from Goldmen and deliver to Capetronic the molds and equipment necessary for Capetronic to manufacture the musical instruments. In July 2007, Emerson made two upfront payments to Capetronic totaling $546,000. On July 20, 2007, Capetronic advised us that it was unable to manufacture the musical instruments for us because it did not have the requisite governmental licenses to do so. In June 2008, Capetronic repaid the $546,000 advance it received from us in July 2007. Capetronic currently physically possesses our musical instrument molds, which we wrote off in Fiscal 2008.
          Freight Forwarding Services. In June 2007, we and Capetronic signed an agreement for us to provide freight forwarding services to Capetronic. Under this agreement, we will pay the costs of importation of Capetronic’s inventory on Capetronic’s behalf, and to arrange for the inventory to be received at a port of entry, cleared through the United States Customs Service using our regularly engaged broker, and transfer the inventory to a common carrier as arranged by Capetronic’s customer. If Capetronic’s customer failed to make such arrangements with a common carrier, we agreed to transfer the inventory to our warehouse for storage or make other arrangements with a public warehouse. Following the transfer of Capetronic’s inventory, we are required to provide Next Day delivery of all importation documents and bills of lading to Capetronic’s customer. Capetronic agreed to reimburse us for all costs incurred by us in connection with the activity just described within thirty days of demand by us, after which interest accrues. As compensation, Capetronic agreed to pay us a service fee of 12% of the importation costs. We billed Capetronic for the reimbursement of importation costs totaling $246,000 and a commission of $29,000. Capetronic paid us $275,000 on November 14, 2007.
          Other. Between August and December 2007, we paid invoices and incurred charges for goods and services relating to the Hong Kong Electronics Fair of $153,069. Portions of these charges totaling $87,353, have been allocated and invoiced to affiliates of Grande in proportion to their respective share of space occupied and services rendered during the Electronics Fair as follows: Nakamichi Corporation Ltd. $17,143, Akai Sales PTE Ltd $44,495 and Sansui Sales PTE Ltd $25,715. Akai Sales and Sansui Sales paid us $70,210 in connection with the Hong Kong Electronics Fair in June 2008.
          Also related to the annual Hong Kong Electronics Fairs, Capetronic incurred charges and paid invoices on our behalf in the amount of $76,000 for which Emerson reimbursed Capetronic $48,000 in March 2008. We paid all of our outstanding balances to Capetronics in June 2008.
          In June 2007, we paid a one-time sales commission in the amount of $14,000 to an Executive Director of Grande Holdings, who is also one of our directors. The commission was 50% of the net margin on a sale by us to an unaffiliated customer.
          In January 2008, Grande transferred computer, office equipment, and furniture to us for which we paid $12,000, which represented the carrying amount of the assets on the books of Grande at the time of sale.
          In June 2008, we paid Capetronic $160,000 for reimbursement of payroll and travel expenses paid on our behalf from October 2007 through May 2008. Also included in the payment was a reimbursement for expenses Capetronic paid on our behalf for a trade show.
Review and Approval of Transactions with Related Parties
          In February 2007, we adopted a policy that all future affiliated transactions in excess of $500,000 must be approved by a majority of the independent outside members of our Board of Directors who do not have an interest in the transactions. This policy was adopted by resolution of our Board of Directors at a meeting of our Board of Directors, and we currently are updating our written finance and accounting policy and procedure manual to, among other things, document such policy. Since the adoption of our policy with respect to affiliated transactions in February 2007, there were no affiliated transactions in excess of $500,000 that required approval by a majority of the independent outside members of our Board of Directors under our policy other than the transaction described above under the subheading “Toy Musical Instruments,” which was approved in accordance with our policy.
Legal Proceedings
          In December, 2007, a purported derivative action (the “Berkowitz Action”) was filed in The Court of Chancery of the State of Delaware (the “Court”) on our behalf by two of our shareholders, Lisa S. Berger Berkowitz and David E. Berkowitz, against certain of our current and former directors. The derivative action currently is pending against three of our directors (Messrs. Ho, Ma and Binney). The complaint, which has not yet been answered by the defendants, alleges that the named defendants, each of whom also is an executive officer of Grande Holdings, our controlling shareholder, violated their fiduciary duties to us in connection with a number of previously disclosed related party transactions with affiliates of Grande Holdings.
          In May 2008, a purported derivative action (the “Pinchuk Action”) was filed in the Court on our behalf by our shareholder, Warren Pinchuk, against all of our current directors. This action contains similar allegations to those contained in the Berkowitz Action. The plaintiffs in the Berkowitz Action have moved before the Court to intervene in the Pinchuk Action and to stay prosecution of the Pinchuk Action. The plaintiff in the Pinchuk Action has filed an opposition to that motion and has moved before the Court to consolidate the Berkowitz Action and the Pinchuk Action.
          In late July 2008, the Court entered an Order (the “Order”) consolidating for all purposes the Berkowitz and Pinchuk lawsuits. The Order also organizes counsel for the plaintiffs in the consolidated action, relieves the defendants of their obligation to answer the Berkowitz and Pinchuk complaints and contemplates the filing of a consolidated complaint as soon as practicable. The recovery, if any, in the consolidated action, will inure to our benefit.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
MOORE STEPHENS, P.C. AS INDEPENDENT AUDITORS OF EMERSON
FOR THE FISCAL YEAR ENDING 2009
          The Audit Committee has appointed Moore Stephens, P.C. as our independent registered accountants to audit our financial statements for the fiscal year ending March 31, 2009, and has further directed that management submit the selection of independent registered accountants for ratification by our stockholders at the annual meeting. Stockholder ratification of the selection of Moore Stephens, P.C. is not required by our by-laws or otherwise. However, we are submitting the selection of Moore Stephens, P.C. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Moore Stephens, P.C. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in the best interests of Emerson and its stockholders.
          Representatives of the firm of Moore Stephens, P.C. are expected to be present at our annual meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
          In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by our independent accountants, Moore Stephens, P.C., is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.
➢	Audit Fees. Audit Fees. Audit fees billed to us by Moore Stephens for the audit of the financial statements included in our Annual Reports on Form 10-K, and reviews by Moore Stephens P.C. of the financial statements included in our Quarterly Reports on Form 10-Q, for the fiscal years ended March 31, 2007 and 2008 totaled approximately $233,900 and $247,400, respectively.

➢	Audit-Related Fees. We were billed $110,000 and $117,200 by Moore Stephens P.C. for the fiscal years ended March 31, 2007 and 2008, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption Audit Fees above. Audit-related fees were principally related to procedures in connection with the audit of our parent company’s consolidated financial statement for its fiscal years ended December 31, 2006 and December 31, 2007, portions of which were credited to our audit fees for the audit of our financial statements for our fiscal years ended March 31, 2007 and March 31, 2008.

➢	Tax Fees. Moore Stephens P.C. billed us an aggregate of $64,000 and $98,600, for the fiscal years ended March 31, 2007 and 2008, respectively, for tax services, principally related to the preparation of income tax returns and related consultation.

➢	All Other Fees. We were not billed by Moore Stephens P.C. for the fiscal years ended March 31, 2007 and 2008, respectively, for any permitted non-audit services.

          Applicable law and regulations provide an exemption that permits certain services to be provided by our outside auditors even if they are not pre-approved. We have not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.
Change in Accountants
          As previously reported in a Current Report on Form 8-K dated May 23, 2006, on May 17, 2006, we retained the services of Moore Stephens as our independent auditors to replace our former independent auditors, BDO Seidman, LLP (“BDO”), who resigned as our independent registered public accounting firm on March 7, 2006. BDO served as our independent registered public accountant since March 31, 2004.
          The engagement of Moore Stephens, P.C. and the replacement of BDO was approved by our Board of Directors on the recommendation of our Audit Committee. During the fiscal years ended March 31, 2004 and March 31, 2005, respectively, and any subsequent interim period to May 17, 2006, we did not consult with Moore Stephens regarding any matters noted in Item 304(a) of Regulation S-K. BDO provided tax services to us during the fiscal years ended March 31, 2005 and 2006.
          There were no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or any events of the type listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K, involving BDO that occurred within the fiscal year ended March 31, 2005. BDO’s report on our financial statements for the fiscal year ended March 31, 2005 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
          During the fiscal year ended March 31, 2005 and through March 7, 2006, there had been no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such periods.
          During the two fiscal years ended March 31, 2004 and 2005 and through March 7, 2006, there had been no reportable events as described in Item 304(a)(1)(v)(A) through (D) of Regulation S-K.
          We provided BDO with a copy of the disclosures made pursuant to the Form 8-K (which disclosures are consistent with the disclosures noted above) and BDO furnished us with a letter addressed to the SEC stating that it agrees with the statements made by us in the Form 8-K filing, a copy of which was filed as an exhibit to the Form 8-K.

Vote Required
          The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for the ratification of our independent registered accountants.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE APPOINTMENT OF MOORE STEPHENS, P.C. AS INDEPENDENT
AUDITORS OF EMERSON FOR THE FISCAL YEAR ENDING MARCH 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers, and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the Securities and Exchange Commission and the American Stock Exchange. All reporting persons are required to furnish us with copies of all reports that such reporting persons file with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act.
          Based solely upon a review of Forms 3 and 4 and amendments to these forms furnished to the Company, all parties subject to the reporting requirements of Section 16(a) filed all such required reports during and with respect to Fiscal 2008, except that Grande Holdings, a beneficial owner of more than 10% of our outstanding shares of our common stock, filed a Form 4 with respect to one transaction pursuant to which it purchased shares of our common stock four business days following the date such Form 4 was due, and Mr. Wirsching filed a Form 4 with respect to three transactions pursuant to which he purchased shares of our common stock two business days following the date such Form 4 was due.
STOCKHOLDER COMMUNICATIONS AND PROPOSALS
          Our Board of Directors has established a procedure that enables stockholders to communicate in writing with members of our Board of Directors. Any such communication should be addressed to our Secretary and should be sent to such individual c/o Emerson Radio Corp., 9 Entin Road, Parsippany, New Jersey 07054. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Secretary’s receipt of such a communication, our Secretary will send a copy of such communication to each member of the Board of Directors, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.
          Stockholder proposals to be presented at our Annual Meeting of Stockholders to be held in 2009, for inclusion in our proxy statement and form of proxy relating to that meeting, must be received by us at our offices located at 9 Entin Road, Parsippany, New Jersey 07054, addressed to the Secretary, on or before April 23, 2009. If, however, our 2009 Annual Meeting of Stockholders is changed by more than thirty (30) days from the date of our annual meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials for the 2009 Annual Meeting of Stockholders. Such stockholder proposals must comply with our bylaws and the requirements of Regulation 14A of the Exchange Act. See “Election of Directors” for information on stockholder submissions of nominations for election to the Board of Directors.
          Rule 14a-4 of the Exchange Act governs our use of discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to our 2008 Annual Meeting of Stockholders, if we are not provided notice of a stockholder proposal prior to July 7, 2009, we will be permitted to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.
PERSONS MAKING THE SOLICITATION
          The enclosed proxy is solicited on behalf of our Board of Directors. We will pay the cost of soliciting proxies in the accompanying form. Our officers may solicit proxies by mail, telephone, telegraph or fax. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our shares of common stock. We have retained the services of American Stock Transfer & Trust Company to solicit proxies by mail, telephone, telegraph or personal contact.
OTHER MATTERS
          The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of Emerson.
FINANCIAL STATEMENTS
          A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, including financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. We filed an amendment to our Annual Report on Form 10-K in July 2008 in order to include certain information regarding our management, compensation and other matters. All of the information included in such amendment has been updated and is included in this proxy statement. A copy of our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended March 31, 2008, filed with the SEC, is available (excluding exhibits) without cost to stockholders upon written request made to Investor Relations, Emerson Radio Corp., Nine Entin Road, Parsippany, New Jersey 07054-0430 or on-line at our web site: www.emersonradio.com.
By Order of the Board of Directors,
/s/  Andrew L. Davis
ANDREW L. DAVIS
Secretary
August 22, 2008

EMERSON RADIO CORP. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 19, 2008 The undersigned hereby appoints Greenfield Pitts and Andrew L. Davis, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Emerson Radio Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Emerson Radio Corp. to be held at the offices of our counsel, Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068 on Friday, September 19, 2008, at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. (Continued on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF EMERSON RADIO CORP. September 19, 2008 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20830000000000000000 4 09190 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW AND A VOTE “FOR” PROPOSAL NO.2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect eight directors: NOMINEES: FOR ALL NOMINEES O Michael A.B. Binney O Christopher Ho
WITHHOLD AUTHORITY O Adrian Ma FOR ALL NOMINEES O Mirzan Mahathir O Greenfield Pitts FOR ALL EXCEPT O Kareem E. Sethi (See instructions below) O Terence A. Snellings O Eduard Will INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. To ratify the appointment of Moore Stephens, P.C. as the independent registered public accounting firm of Emerson Radio Corp. for the fiscal year ending March 31, 2009. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE. RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF. PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES. Signature of Stockholder Date: Signature of StockholderDate: Note: Please sign exactly as your name or names appear hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.